UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2005

INTER-TEL, INCORPORATED

(Exact Name of Registrant as specified in charter)

Commission File Number 0-10211

Arizona	86-0220994
(State or other jurisdiction of incorporation)	I.R.S. Employer Identification Number

1615 S. 52nd Street
Tempe, Arizona	85281
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 449-8900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.

     On February 15, 2005, the Compensation Committee (the “Committee”) of the Board of Directors (the”Board”) of Inter-Tel, Incorporated (the “Company”) approved a 2005 Bonus Plan for the Named Executive Officers (the “Plan”). The Plan is designed to align compensation of senior management with key financial drivers and establishes the bonus potential and the criteria for the payment of annual bonuses, if any, to the Company’s named executive officers. The approved maximum bonus for each of the named executive officers for the year ending December 31, 2005 is as follows:

	Steven G. Mihaylo	Norman Stout	Craig W. Rauchle	Jeffrey T. Ford	Kurt R. Kneip
Bonus Potential	$437,500	$335,000	$335,000	$281,000	$120,600

The maximum bonus for each officer was determined primarily as a percentage of base salary. The bonuses as a percentage of base salary ranged from 60 percent to 125 percent. For each of the officers except for Jeff Ford, the bonus to be earned is dependent entirely on meeting established earnings per share goals. Mr. Ford’s bonus is determined one-third on meeting the earnings per share goal and two-thirds on meeting divisional targets. The bonuses are earned on a sliding scale, with minimum targets that must be met to earn any bonus and maximum targets that must be achieved to earn the highest potential bonus. The bonus payout increases ratably for achievements between the minimum and maximum targets. For 2005, bonus goals based on earnings per share calculations will exclude the impact of in-process research and development charges incurred in connection with acquisitions, to the extent applicable. In addition, the Committee is authorized to use its discretion to revise the calculated bonus amounts upwards or downwards based on any information the Committee deems appropriate. The specific earnings per share and divisional targets have not been included in this description in order to maintain the confidentiality of the Company’s confidential or commercial business information.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTER-TEL, INCORPORATED
Dated: February 18, 2005	By:	/s/ Kurt R. Kneip
Kurt R. Kneip
Chief Financial Officer